EXHIBIT 3.1

ARTICLES OF INCORPORATION

OF

TL/MS, INC.

I.          ARTICLE 1.  NAME

II.
             The name of this corporation is “TL/MS, Inc.”

III.         ARTICLE 2.  SHARES

IV.
               2.1          Authorized Shares.  The total number of shares which the corporation is authorized to issue is four million (4,000,000), consisting of two million (2,000,000) shares of common stock having a par value of one cent ($.01) and two million (2,000,000) shares of preferred stock having a par value of one cent ($.01).

               2.2          Issuance of Preferred Stock in Series.  The preferred stock may be issued from time to time in one or more series in any manner permitted by law and the provisions of these Articles of Incorporation of the corporation, as determined from time to time by the board of directors and stated in the resolution or resolutions providing for the issuance thereof, prior to the issuance of any shares thereof.  The board of directors shall have the authority to fix and determine and to amend, subject to the provisions hereof, the rights and preferences of the shares of any series that is wholly unissued or to be established.  Unless otherwise specifically provided in the resolution establishing any series, the board of directors shall further have the authority, after the issuance of shares of a series whose number it has designated, to amend the resolution establishing such series to decrease the number of shares of that series, but not below the number of shares of such series then outstanding.

               2.3          Dividends.  The holders of shares of the preferred stock shall be entitled to receive dividends, out of the funds of the corporation legally available therefor, at the rate and at the time or times, whether cumulative or noncumulative, as may be provided by the board of directors in designating a particular series of preferred stock.  If such dividends on the preferred stock shall be cumulative, then if dividends shall not have been paid, the deficiency shall be fully paid or the dividends declared and set apart for payment at such rate, but without interest on cumulative dividends, before any dividends on the common stock shall be paid or declared and set apart for payment.  The holders of the preferred stock shall not be entitled to receive any dividends thereon other than the dividends referred to in this section.

               2.4          Redemption.  The preferred stock may be redeemable at such price, in such amount, and at such time or times as may be provided by the board of directors in designating a particular series of preferred stock.  In any event, such preferred stock may be repurchased by the corporation to the extent legally permissible.

               2.5          Liquidation.  In the event of any liquidation, dissolution, or winding up of the affairs of the corporation, whether voluntary or involuntary, then, before any distributions shall be made to the holders of the common stock, the holders of the preferred stock at the time outstanding shall be entitled to be paid the preferential amount or amounts per share as may be provided by the board of directors in designating a particular series of preferred stock and dividends accrued thereon to the date of such payment.  The holders of the preferred stock shall not be entitled to receive any distributive amounts upon the liquidation, dissolution or winding up of the affairs of the corporation other than the distributive amounts referred to in this section, unless otherwise provided by the board of directors in designating a particular series of preferred stock.

               2.6          Conversion.  Shares of preferred stock may be convertible to common stock of the corporation upon such terms and conditions, at such rate and subject to such adjustments as may be provided by the board of directors in designating a particular series of preferred stock.

               2.7          Voting Rights.  Holders of preferred stock shall have such voting rights as may be provided by the board of directors in designating a particular series of preferred stock.

V.          ARTICLE 3.  NO PREEMPTIVE RIGHTS

VI.
              Except as may otherwise be provided by the board of directors, no preemptive rights shall exist with respect to shares of stock or securities convertible into shares of stock of this corporation.

VII.          ARTICLE 4.  NO CUMULATIVE VOTING

VIII.
                At each election for directors, every shareholder entitled to vote at such election has the right to vote in person or by proxy the number of shares held by such shareholder for as many persons as there are directors to be elected.  No cumulative voting for directors shall be permitted.

IX.           ARTICLE 5.  BYLAWS

X.
                The board of directors shall have the power to adopt, amend or repeal the Bylaws or adopt new Bylaws.  Nothing herein shall deny the concurrent power of the shareholders to adopt, alter, amend or repeal the Bylaws.

XI.           ARTICLE 6.  REGISTERED AGENT AND OFFICE

XII.
                The name of the initial registered agent of this corporation and the address of its initial registered office are as follows:

Cairncross & Hempelmann, P.S.
70th Floor, Columbia Center
701 Fifth Avenue
Seattle, Washington 98104-7016

XIII.          ARTICLE 7.  SHAREHOLDER VOTING REQUIREMENT

XIV.          FOR CERTAIN TRANSACTIONS

XV.
                 To be adopted by the shareholders, amendment of the Articles of Incorporation, a plan of merger or share exchange, the sale, lease, exchange, or other disposition of all, or substantially all, of the corporation’s assets other than in the usual and regular course of business, or dissolution of the corporation must be approved by the shareholders entitled to vote thereon by seventy-five percent (75%) of all the votes entitled to be cast.

XVI.          ARTICLE 8.  LIMITATION OF DIRECTORS’ LIABILITY

XVII.
                  A director shall have no liability to the corporation or its shareholders for monetary damages for conduct as a director, except for acts or omissions that involve intentional misconduct by the director, or a knowing violation of law by the director, or for conduct violating RCW 23B.08.310 (as may hereafter be amended or supplemented), or for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled.  If the Washington Business Corporation Act is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the full extent permitted by the Washington Business Corporation Act, as so amended.  Any repeal or modification of this Article shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification for or with respect to an act or omission of such director occurring prior to such repeal or modification.

XVIII.       ARTICLE 9.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

XIX.
                9.1           Right to Indemnification.  Any individual who is, was, or is threatened to be made a party to or is otherwise involved in (including without limitation as a witness) any threatened, pending, or completed action, suit, or other proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, by reason of the fact that he or she is or was a director or officer of the corporation or that, while a director or officer, he or she is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another corporation or of a partnership, joint venture, trust, employee benefit plan, or other enterprise, shall be indemnified and held harmless by the corporation, to the full extent permissible by applicable law as then in effect, against all expenses and liabilities (including without limitation any obligation to pay any judgment, settlement, penalty, fine, including an excise tax assessed with respect to an employee benefit plan, or expense incurred with respect to the proceeding, including attorneys’ fees) actually and reasonably incurred or suffered by such individual in connection therewith; provided, however, that the corporation shall not indemnify any director from or on account of:  (a) any act or omission of the director finally adjudged to be intentional misconduct or a knowing violation of law, (b) any conduct of the director finally adjudged to be in violation of RCW 23B.08.310 (as may hereafter be amended or supplemented), or (c) any transaction with respect to which it is finally adjudged that the director personally received a benefit in money, property, or services, to which the director was not legally entitled; and further provided that except as provided in the following paragraph with respect to proceedings seeking to enforce rights to indemnification, the corporation shall indemnify any such individual seeking indemnification in connection with a proceeding (or part thereof) initiated by such individual only if such proceeding (or part thereof) was, prior to its initiation, authorized by the board of directors of the corporation.  The right to indemnification conferred in this paragraph shall be a contract right and shall include the right to be paid by the corporation for the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that the payment of such expenses in advance of the final disposition of a proceeding shall be made only upon delivery to the corporation of a written undertaking, by or on behalf of the director or officer, in the form of a general unlimited obligation to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this paragraph or otherwise.  The right to indemnification as provided herein shall continue as to an individual who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators.

                9.2          Right of Claimant to Apply for Court Order.  If a claim made on the corporation for indemnification under the preceding paragraph of this Article is not paid in full by the corporation within sixty (60) days after a written claim has been received by the corporation, except in the case of a claim for expenses incurred in defending a proceeding in advance of its final disposition, in which case the applicable period shall be twenty (20) days, the claimant may at any time thereafter commence an action or otherwise petition a court to order the corporation to pay the unpaid amount of such claim and, to the extent successful in whole or in part, the claimant shall be entitled to be paid also the expense of obtaining such a court order.  A claimant shall be presumed to be entitled to indemnification under this Article upon submission of a written claim to the corporation or, in an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition, where the required undertaking has been tendered to the corporation; and thereafter the corporation shall have the burden of proof to overcome the presumption that the claimant is not so entitled.  Neither the failure of the corporation (including its board of directors, independent legal counsel or its shareholders) to have made a determination prior to the filing of such petition that indemnification or reimbursement or advancement of expenses to the claimant is proper in the circumstances, nor an actual determination by the corporation (including its board of directors, independent legal counsel or its shareholders) that the claimant is not entitled to indemnification or to the reimbursement or advancement of expenses, shall be a defense to the action or create a presumption that the claimant is not so entitled.

                9.3          Nonexclusivity of Rights.  The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article shall not be exclusive of any other right which any individual may have or hereafter acquire under any statute, provision of the Articles of Incorporation, Bylaws, agreement, vote of shareholders or disinterested directors or otherwise.

                9.4          Insurance, Contracts and Funding.  The corporation may maintain insurance, at its expense, to protect itself and any director, trustee, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such individual against such expense, liability or loss under the Washington Business Corporation Act.  Without further shareholder action, the corporation may enter into contracts with any director or officer of the corporation in furtherance of the provisions of this Article and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in this Article.

                9.5          Indemnification of Employees and Agents of the Corporation.  From time to time by action of its board of directors, the corporation may provide to employees and agents of the corporation indemnification and payment of expenses in advance of the final disposition of a proceeding to the same extent provided to officers of the corporation by the provisions of this Article or pursuant to rights granted in or provided by the Washington Business Corporation Act.

XX.          ARTICLE 10.  TRANSACTIONS WITH INTERESTED SHAREHOLDERS

XXI.
                This corporation elects to be covered by the provisions of the Washington Business Corporation Act concerning transactions with interested shareholders, as therein defined, whether or not this corporation may at any time have fewer than three hundred (300) holders of record of its shares.

XXII.       ARTICLE 11.  INCORPORATOR

XXIII.
                 The name and address of the incorporator are:

Scott T. Bell
70th Floor, Columbia Center
701 Fifth Avenue
Seattle, Washington 98104-7016

EXECUTED this 12th day of March, 1993.

/s/ Scott Bell

Scott T. Bell, Incorporator

CONSENT TO SERVE AS REGISTERED AGENT

          Cairncross & Hempelmann, P.S. hereby consents to serve as Registered Agent, in the State of Washington, for TL/MS, Inc.  It understands that as agent for the corporation, it will be its responsibility to receive service of process in the name of the corporation; to forward all mail to the corporation; and to immediately notify the office of the Secretary of State in the event of its resignation, or of any changes in the registered office address of the corporation for which it is agent.

CAIRNCROSS & HEMPELMANN, P.S.

Date 3/15/93	By	/s/ Dawson Taylor

Print Name Dawson Taylor
Its Vice President
70th Floor, Columbia Center
701 Fifth Avenue
Seattle, Washington 98104-7016

ARTICLES OF AMENDMENT TO THE
ARTICLES OF INCORPORATION OF
TL/MS, INC.

               Pursuant to the Washington Business Corporation Act, TL/MS, Inc., a Washington corporation (the “Corporation”), hereby adopts the following Articles of Amendment to the Articles of Incorporation.

               1.          The name of the Corporation is TL/MS, Inc.

               2.           Article 1 is hereby amended in its entirety to read as follows:

XXIV.    ARTICLE 1.  NAME

XXV.
                            The name of this corporation is “Timeline, Inc.”

               3.          In accordance with RCW 23B.10.020, the foregoing amendment was adopted by the Board of Directors.  Shareholder action was not required.

               4.          The date of adoption of the amendment was April 19, 1993.

               DATED this 28th day of April, 1993.

TL/MS, INC.

By:	/s/ Kent L. Johnson

Kent L. Johnson, President

ARTICLES OF AMENDMENT TO THE
ARTICLES OF INCORPORATION OF
TIMELINE, INC.

          Pursuant to the Washington Business Corporation Act, Timeline, Inc., a Washington corporation (the “Corporation”), hereby adopts the following Articles of Amendment to the Articles of Incorporation.

1.	The name of this corporation is “Timeline, Inc.”

2.	The text of the amendment as adopted is as follows:

Article 2 is hereby amended by the addition of the following paragraph 2.8 at the end of such Article 2:

          2.8          Designation of Series A Preferred Stock.  The Corporation hereby designates 333,333 shares of its preferred stock to be known as Series A Preferred Stock.  The rights, preferences, and limitations of the Series A Preferred Stock are as set forth on the Terms and Provisions of Series A Preferred Stock attached hereto as Exhibit A.

3. The amendment was duly adopted on September 13, 1993.

4. The amendment was adopted by the board of directors. Shareholder action was not required.

DATED this 13th day of September, 1993.

TIMELINE, INC.

By:	/s/ Charles R. Osenbaugh

Charles R. Osenbaugh, Secretary

EXHIBIT A

TIMELINE, INC.

TERMS AND PROVISIONS
OF
SERIES A PREFERRED STOCK

Series A Preferred Stock, $.01 par value

          1.        Dividends

                    (a)          The holders of Series A Preferred Stock shall be entitled to receive, out of funds legally available for that purpose, cash dividends at the rate of $0.54 per share of Series A Preferred Stock per annum (as appropriately adjusted for any stock dividend, stock split, recapitalization or combination of shares), and no more.  Such dividends shall accrue commencing on the second anniversary of the date that shares of Series A Preferred Stock first are issued by the Company (the “Issue Date”) and shall be cumulative from the Issue Date, but not compounding.  Such dividends shall be payable in arrears, when and as declared by the Board of Directors, on the 45th day of each fiscal year (such date being herein referred to as a “Dividend Payment Date”), commencing on the 45th day of the fiscal year commencing in 1996.  Each such dividend shall be paid to the holders of record of the Series A Preferred Stock as their names appear on the share register of the Company on the corresponding Record Date.  As used above, the term “Record Date” means the first day of the fiscal year in which the Dividend Payment Date occurs, or such other record date designated by the Board of Directors of the Company with respect to the dividend payable on each Dividend Payment Date.  Dividends on account of arrears may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date, not exceeding 50 days preceding the payment date thereof, as may be fixed by the Board of Directors.

                    (b)          In the event that full cash dividends are not paid or made available to the holders of all outstanding shares of the Series A Preferred Stock and funds available shall be insufficient to permit payment in full in cash to all such holders of the preferential amounts to which they are then entitled, the entire amount available for payment of cash dividends shall be distributed among the holders of the Series A Preferred Stock ratably in proportion to the full amount to which they would otherwise be respectively entitled.

                    (c)          So long as any shares of Series A Preferred Stock shall be outstanding, the Company shall not declare or pay on the Common Stock any dividend whatsoever, whether in cash, property or otherwise (other than dividends payable in shares of Common Stock, together with cash in lieu of fractional shares), nor shall the Company make any distribution on the Common Stock, nor shall any Common Stock be purchased or redeemed by the Company, nor shall any monies be paid or made available for a sinking fund for the purchase or redemption of any Common Stock, unless all dividends to which the holders of Series A Preferred Stock shall have been entitled for all previous dividend periods shall have been paid, or declared and a sum of money sufficient for the payment thereof set apart.

          2.        Preference on Liquidation, etc.  In the event of any voluntary or involuntary liquidation, distribution of assets (other than the payment of dividends), dissolution or winding-up of the Company, before any payment or distribution of the assets of the Company (whether capital or surplus) shall be made to or set apart for the holders of shares of Common Stock, the holders of shares of Series A Preferred Stock shall be entitled to receive payment of $6.00 per share of Series A Preferred Stock held by them (as appropriately adjusted for any stock dividend, stock split, recapitalization or combination of shares).

          If, upon any liquidation, distribution of assets, dissolution or winding-up of the Company, the assets of the Company, or proceeds thereof, distributable among the holders of shares of Series A Preferred Stock shall be insufficient to pay in full the respective preferential amounts on the shares of Series A Preferred Stock, then such assets, or the proceeds thereof, shall be distributed among such holders ratably in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were paid in full.

          After the payment or setting apart of payment to the holders of Series A Preferred Stock of the preferential amounts so payable to them, the remaining assets shall be distributed to the holders of Common Stock and Series A Preferred Stock pro rata based upon the number of shares of Common Stock held by each (assuming full conversion of all Series A Preferred Stock); provided, however, that in the event of a liquidation, dissolution or winding-up of the Company, where the valuation of the Company in connection with such event is equal to or greater than $20 million, then the holders of the Series A Preferred Stock shall not receive the preferential amounts described above, but the assets of the Company available for distribution shall be distributed to the holders of Common Stock and Series A Preferred Stock pro rata based upon the number of shares of Common Stock held by each (assuming full conversion of all Series A Preferred Stock).

          The merger or consolidation of the Company into or with another corporation, or the effectuation of a statutory exchange of shares, or the sale, lease or transfer of all or substantially all of the assets of the Company, where in any such case the valuation of the Company in connection with such transaction is less than $20 million, shall be regarded as a liquidation, dissolution or winding up of the Company within the meaning of this paragraph 2; provided, however, that the merger or consolidation of the Company into or with another corporation or the effectuation of a statutory exchange of shares, in which the shareholders of the Company immediately prior to such transaction hold, immediately after such transaction, at least 50% of the general voting power of the surviving or acquiring entity (or a parent corporation thereof) by virtue of their ownership of the Company’s equity securities, shall not be regarded as a liquidation, dissolution or winding-up of the Company within the meaning of this paragraph 2.  In any such case the valuation of the Company, and the amount of any liquidation preference to which the holders of Series A Preferred Stock shall be entitled, shall be computed in the same manner as if the Company’s available assets (valued at the value being given for the Company’s shares or assets in such transactions) were actually being distributed to all shareholders in connection with such transaction (even though holders of Common Stock and other classes or series of Preferred Stock are not or may not be entitled to receive any actual distribution upon such deemed liquidation or dissolution).  In any such case, the Company shall not enter into or consummate any such merger, consolidation, exchange, sale, transfer, lease, reorganization or other transaction without making adequate provision for the protection and implementation of the rights of the holders of Series A Preferred Stock upon such deemed liquidation or dissolution.

          3.          Voting.  In addition to the special voting rights provided by applicable law, the holders of shares of Series A Preferred Stock shall be entitled to vote upon all matters upon which holders of the Common Stock have the right to vote, and each share of Series A Preferred Stock shall be entitled to the number of votes equal to the largest number of full shares of Common Stock into which such shares of Series A Preferred Stock could be converted pursuant to the applicable provisions of paragraph 3 hereof, at the record date for the determination of the stockholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, such votes to be counted together with all other shares of capital stock having general voting powers and not separately as a class.  In all cases where the holders of shares of Series A Preferred Stock have the right to vote separately as a class, such holders shall be entitled to one vote for each such share held by them respectively.

          4.        Conversion Rights.  The Series A Preferred Stock shall be convertible into Common Stock as follows:

                    (a)          Optional Conversion.  Subject to and upon compliance with the provisions of this paragraph 4, the holder of any shares of Series A Preferred Stock shall have the right at such holder’s option, at any time or from time to time, to convert any of such shares of Series A Preferred Stock into fully paid and nonassessable shares of Common Stock at the Series A Conversion Price (as hereinafter defined) in effect on the Series A Conversion Date (as hereinafter defined) upon the terms hereinafter set forth.

                    (b)          Automatic Conversion.  Each outstanding share of Series A Preferred Stock shall automatically be converted, without any further act of the Company or its stockholders, into fully paid and nonassessable shares of Common Stock pursuant to the formula set forth in subparagraph 4(c):  (i) upon the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offering and sale of the Company’s Common Stock in which the price per share equals or exceeds $9.00 (as appropriately adjusted for any stock dividend, stock split, recapitalization or combination of shares) and the aggregate proceeds are not less than $7.5 million; or (ii) upon the conversion of two-thirds (2/3) or more of the shares of Series A Preferred Stock originally issued.

                    (c)          Series A Conversion Price.  Each share of Series A Preferred Stock shall be converted into that number of shares of Common Stock determined by dividing (x) $6.00 by (y) the Series A Conversion Price in effect on the Series A conversion Date.  The Series A Conversion Price at which shares of Common Stock shall initially be issuable upon conversion of the shares of Series A Preferred Stock shall be $6.00.  The Series A Conversion price shall be subject to adjustment as set forth in subparagraph 4(f).  No payment or adjustment shall be made for any dividends on the Common Stock issuable upon such conversion.

                    (d)          Mechanics of Conversion.  Upon the occurrence of the events specified in subparagraph 4(b), the outstanding shares of Series A Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided that the Company shall not be obligated to issue to any such holder certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing the shares of Series A Preferred Stock are delivered to the Company or any transfer agent of the Company.  The holder of any shares of Series A Preferred Stock may exercise the conversion right specified in subparagraph 4(a) as to any part thereof by surrendering to the Company or any transfer agent of the Company the certificate or certificates for the shares to be converted, accompanied by written notice stating that the holder elects to convert all or a specified portion of the shares represented thereby.  Conversion of the Series A Preferred Stock shall be deemed to have been effected on the date on which the event specified with respect to such Series A Preferred Stock in subparagraph 4(b) shall have occurred or on the date when delivery of notice of an election to convert and certificates for shares is made, as the case may be, and such date is referred to herein with respect to the Series A Preferred Stock as the “Series A Conversion Date.”  Subject to the provisions of subparagraph 4(f)(viii), as promptly as practicable thereafter (and after surrender of the certificate or certificates representing shares of Series A Preferred Stock to the Company or any transfer agent of the Company in the case of conversions pursuant to subparagraph 4(b)) the Company shall issue and deliver to such holder a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled and a check or cash with respect to any fractional interest in a share of Common Stock as provided in subparagraph 4(e) and any dividends on the Series A Preferred Stock which such holder is entitled to receive, but has not yet received.  Subject to the provisions of subparagraph 4(f)(viii), the Person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a holder of record of such Common Stock on the applicable Series A Conversion Date.  Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Series A Preferred Stock surrendered for conversion (in the case of conversion pursuant to subparagraph 4(a)), the Company shall issue and deliver to the holder of the certificate so surrendered for conversion, at the expense of the Company, a new certificate covering the number of shares of Series A Preferred Stock representing the unconverted portion of the certificate so surrendered.

                    (e)          Fractional Shares.  No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series A Preferred Stock.  If more than one share of Series A

Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered.  Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series A Preferred Stock, the Company shall pay a cash adjustment in respect of such fractional interest in an amount equal to that fractional interest of the then fair value per share of Common Stock, as determined by the Board of Directors.

                    (f)          Conversion Price Adjustments for the Series A Preferred Stock.  The Conversion Price for the Series A Preferred Stock shall be subject to adjustment from time to time as follows:

          (i)          Common Stock Issued at a Price Less than the Series A Conversion Price.  If the Company shall issue Common Stock other than Excluded Stock as defined in subparagraph 4(f)(ii) for a consideration per share less than the initial Series A Conversion Price as set forth in subparagraph 4(c) above (as adjusted pursuant to subparagraph 4(f)) then the Series A Conversion Price in effect immediately prior to each such issuance shall immediately be reduced to the price determined by dividing (1) an amount equal to the sum of (A) the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock then issuable upon conversion of shares of Series A Preferred Stock, multiplied by the Series A Conversion Price in effect immediately prior to such issuance and (B) the consideration, if any, received by the Company upon such issuance, by (2) the total number of shares of Common Stock outstanding immediately after such issuance plus the number of shares of Common Stock then issuable upon conversion of shares of Series A Preferred Stock.

For the purposes of any such adjustment of the Series A Conversion Price, the following provisions shall be applicable:

          (A)          Cash.  In the case of the issuance of Common Stock for cash, the amount of the consideration received by the Company shall be deemed to be the amount of the cash proceeds received by the Company for such Common Stock before deducting therefrom any reasonable discounts, commissions, taxes or other expenses allowed, paid or incurred by the Company for any underwriting or otherwise in connection with the issuance and sale thereof.

          (B)           Consideration Other Than Cash.  In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, including securities acquired in exchange therefor, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors.

          (C)           Options and Convertible Securities.  In the case of the issuance of (i) options, warrants or other rights to purchase or acquire Common Stock (whether or not at the time exercisable), (ii) securities by their terms convertible into or exchangeable for Common Stock (whether or not at the time so convertible or exercisable) or (iii) options, warrants or rights to purchase such convertible or exchangeable securities (whether or not at the time exercisable), other than options, warrants, rights or convertible or exchangeable securities which are or, when exercised or converted, would constitute Excluded Stock, the following provisions shall apply:

               (1)          the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options, warrants or other rights to purchase or acquire Common Stock shall be deemed to have been issued at the time such options, warrants or rights were issued and for a consideration equal to the consideration (determined in the manner provided in sub-clauses (A) and (B) above), if any, received by the Company upon the issuance of such options, warrants or rights plus the minimum purchase price provided in such options, warrants or rights for the Common Stock covered thereby;

               (2)           the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities, or upon the exercise of options, warrants or other rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options, warrants or rights were issued and for a consideration equal to the consideration, if any, received by the Company for any such securities and related options, warrants or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Company upon the conversion or exchange of such securities and the exercise of any related options, warrants or rights (the consideration in each case to be determined in the manner provided in subclauses (A) and (B) above);

               (3)           on any change in the number of shares of Common Stock deliverable upon exercise of any such options, warrants or rights or conversion of or exchange for such convertible or exchangeable securities or any change in the consideration to be received by the Company upon such exercise, conversion or exchange, including, but not limited to, a change resulting from the antidilution provisions thereof, the Series A Conversion Price as then in effect shall forthwith be readjusted to such Series A Conversion Price as would have been obtained had an adjustment been made upon the issuance of such options, warrants or rights not exercised prior to such change, or securities not converted or exchanged prior to such change, upon the basis of such change;

               (4)           on the expiration or cancellation of any such options, warrants or rights, or the termination of the right to convert or exchange such convertible or exchangeable securities, if the Series A Conversion Price shall have been adjusted upon the issuance thereof, such Series A Conversion Price shall forthwith be readjusted to such Series A Conversion Price as would have been obtained had an adjustment been made upon the issuance of such options, warrants, rights or securities on the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options, warrants or rights, or upon the conversion or exchange of such securities; and

               (5)           if the Series A Conversion Price shall have been adjusted upon the issuance of any such options, warrants, rights or convertible or exchangeable securities, no further adjustment of the Series A Conversion Price shall be made far the actual issuance of Common Stock upon the exercise thereof;

provided, however, that no increase in the Series A Conversion Price shall be made pursuant to sub-clauses (1) or (2) of this subclause (C).

          (ii)          Excluded Stock.  “Excluded Stock” shall mean shares of Common Stock issued or reserved for issuance by the Company (A) as a stock dividend payable in shares of Common Stock, (B) upon any subdivision or split-up of the outstanding shares of Common Stock or Series A Preferred Stock, (C) upon conversion of shares of Series A Preferred Stock, (D) pursuant to stock options granted to Company officers, directors, employees and advisors under the Company’s 1993 Stock Option Plan, as amended from time to time, (E) pursuant to founder’s stock options granted to each of Kent Johnson and Michael Hallman, (F) pursuant to directors’ stock options granted to each of the Company’s six directors, (G) in connection with the Company’s proposed merger with Timeline Services, Inc., including up to 60,000 shares to be issued pursuant to options to be granted to former Timeline Services, Inc. employees and/or (H) as of the Issue Date.

          (iii)          Stock Dividends.  If the number of shares of Common Stock outstanding at any time after the Issue Date is increased by a stock dividend or other distribution on Common Stock payable in shares of Common Stock or by a subdivision, split-up or reclassification of outstanding shares of Common Stock, then immediately after the record date fixed for the determination of holders of Common Stock entitled to receive such stock dividend or the effective date of such subdivision, split-up or reclassification, as the case may be, the Series A Conversion Price shall be appropriately reduced so that the holder of any shares of Series A Preferred Stock thereafter converted shall be entitled to receive the number of shares of Common Stock of the Company which he would have owned immediately following such action had such shares of Series A Preferred Stock been converted immediately prior thereto.

          (iv)          Combination of Stock.  If the number of shares of Common Stock outstanding at any time after the Issue Date is decreased by a combination or reclassification of the outstanding shares of Common Stock, then, immediately after the effective date of such combination or reclassification, the Series A Conversion Price shall be appropriately increased so that the holder of any shares of Series A Preferred Stock thereafter converted shall be entitled to receive the number of shares of Common Stock of the Company which he would have owned immediately following such action had such shares of Series A Preferred Stock been converted immediately prior thereto.

          (v)          Capital Reorganization or Reclassification.  If the Common Stock issuable upon the conversion of the Series A Preferred Stock shall be changed into the same or different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for elsewhere in this subparagraph 4(f)), then in each such event the holder of each share of Series A Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change by the holders of the number of shares of Common Stock into which such share of Series A Preferred Stock might have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

          (vi)          Merger or Consolidation.  If at any time or from time to time there shall be an acquisition of the Company by another entity by means of merger, consolidation or otherwise, resulting in the exchange of the outstanding shares of the Company for securities or consideration issued or caused to be issued by the acquiring entity or any of its affiliates, then, as a part of such acquisition, provision shall be made so that the holders of Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock, the number of shares of stock or other securities or property of the acquiring corporation resulting from such acquisition, to which such holder would have been entitled if such holder had converted its shares of Series A Preferred Stock immediately prior to such acquisition.  In any such case appropriate adjustments shall be made in the application of the provisions of this subparagraph 4(f) with respect to the rights of the holders of the Series A Preferred Stock after such acquisition to the end that the provisions of this subparagraph 4(f) (including adjustment of the Series A Conversion Price then in effect and the number of shares issuable upon conversion of the Series A Preferred Stock) shall be applicable after that event in as nearly equivalent a manner as may be practicable.

          (vii)          Rounding of Calculations; Minimum Adjustment.  All calculations under this subparagraph (f) shall be made to be nearest cent or to the nearest one hundredth (1/100th) of a share, as the case may be.  Any provision of this paragraph 4 to the contrary notwithstanding, no adjustment in the Series A Conversion Price shall be made if the amount of such adjustment would be less than 1% of the Series A Conversion Price then in effect, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate 1% or more of the Series A Conversion Price then in effect.

          (viii)          Timing of Issuance of Additional Common Stock Upon Certain Adjustments.  In any case in which the provisions of this subparagraph (f) shall require that an adjustment shall become effective immediately after a record date for an event, the Company may defer until the occurrence of such event (A) issuing to the holder of any share of Series A Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount of cash in lieu of a fractional share of Common Stock pursuant to subparagraph (e) of this paragraph 4; provided that the Company upon request shall deliver to such holder a due bill or other appropriate instrument evidencing such holder’s right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.

                    (g)          Statement Regarding Adjustments.  Whenever the Series A Conversion Price shall be adjusted as provided in subparagraph 4(f), the Company shall forthwith file, at the office of any transfer agent for the Series A Preferred Stock and at the principal office of the Company, a statement showing in detail the facts requiring such adjustment and the Series A Conversion Price that shall be in effect after such adjustment, and the Company shall also cause a copy of such statement to be sent by mail, first-class postage prepaid, to each holder of shares of Series A Preferred Stock at its address appearing on the Company’s records.  Each such statement shall be signed by the Company’s independent public accountants.  Where appropriate, such copy may be given in advance and may be included as part of a notice required to be mailed under the provisions of subparagraph 4(h).

                    (h)          Notice to Holders.  In the event the Company shall propose to take any action of the type described in clause (i) (but only if the action of the type described in clause (i) would result in an adjustment in the Series A Conversion Price), (iii), (iv), (v) or (vi) of subparagraph 4(f), the Company shall give notice to each holder of shares of Series A Preferred Stock, in the manner set forth in subparagraph 4(g), which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place.  Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Series A Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon conversion of shares of Series A Preferred Stock.  In the case of any action which would require the fixing of a record date, such notice shall be given at least 15 days prior to the date so fixed, and in case of all other action, such notice shall be given at least 20 days prior to the taking of such proposed action.  Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

                    (i)          Treasury Stock.  For the purposes of this paragraph 4, the sale or other disposition of any Common Stock of the Company theretofore held in its treasury shall be deemed to be an issuance thereof.

                    (j)          Costs.  The Company shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of shares of Common Stock of the Company upon conversion of any shares of Series A Preferred Stock; provided that the Company shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Series A Preferred Stock in respect of which such shares are being issued.

                    (k)          Reservation of Shares.  The Company shall reserve at all times so long as any shares of Series A Preferred Stock remain outstanding, free from preemptive rights, out of its treasury stock (if applicable) or its authorized but unissued shares of Common Stock, or both, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock, sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Series A Preferred Stock.

                    (l)          Approvals.  If any shares of Common Stock to be reserved for the purpose of conversion of shares of Series A Preferred Stock require registration with or approval of any governmental authority under any federal or state law before such shares may be validly issued or delivered upon conversion, then the Company will in good faith and as expeditiously as possible endeavor to secure such registration or approval, as the case may be.  If, and so long as, any Common Stock into which the shares of Series A Preferred Stock are then convertible is listed on any national securities exchange, the Company will, if permitted by the rules of such exchange, list and keep listed on such exchange, upon official notice of issuance, all shares of such Common Stock issuable upon conversion.

                    (m)          Valid Issuance.  All shares of Common Stock which may be issued upon conversion of the shares of Series A Preferred Stock will upon issuance by the Company be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof and the Company shall take no action which will cause a contrary result (including without limitation, any action which would cause the Series A Conversion Price to be less than the par value, if any, of the Common Stock).

          5.        Redemption

                    (a)          Subject to paragraphs 5(b), (c) and (d) below, at any time or from time to time on or after the fifth anniversary of the Issue Date, and so long as any shares of Series A Preferred Stock shall be outstanding, the Company may, at its option, redeem at an amount per share equal to 150% of the original per-share issuance price of the shares of Series A Preferred Stock (i.e. $9.00 per share of Series A Preferred Stock) (which amount shall be subject to equitable adjustment whenever there shall occur after the Issue Date a stock split, combination, reclassification or other similar event involving Series A Preferred Stock) plus dividends, if any, payable with respect thereto, all or part of the shares of Series A Preferred Stock then outstanding.  Each date fixed for redemption pursuant to this paragraph 5 is hereinafter called a “Series A Redemption Date.”  If less than all of the outstanding shares of Series A Preferred Stock are redeemed, the Company shall ratably redeem shares held by all holders of Series A Preferred Stock based upon their respective holdings.

                    (b)          The total sum payable per share on each Series A Redemption Date is hereinafter referred to as the “Series A Redemption Price.”  On and after the Series A Redemption Date (unless default shall be made by the Company in the payment of the Series A Redemption Price as hereinafter provided), all rights in respect of the shares of Series A Preferred Stock to be redeemed, except the right to receive the Series A Redemption Price as hereinafter provided, shall cease and terminate, and such shares shall no longer be deemed to be outstanding, whether or not the certificates representing such shares have been received by the Company.

                    (c)          Notice of redemption pursuant to this paragraph 5 shall be sent by first-class mail, postage prepaid, to the holders of record of the shares of Series A Preferred Stock to be so redeemed at their respective addresses as the same shall appear on the books of the Company.  Such notice shall be mailed not less than 30 nor more than 60 days in advance of the Series A Redemption Date.  At any time on or after the Series A Redemption Date, the holders of record of shares of Series A Preferred Stock to be redeemed on such Series A Redemption Date shall receive the Series A Redemption Price upon delivery to the Company or its agent of the certificates representing the shares to be redeemed.

          If such notice of redemption shall have been duly given, and if on or before the Series A Redemption Date the funds necessary for such redemption (taking into account any conversions) shall have been deposited by the Company with a bank or trust company designated by the Board of Directors, in trust for the pro rata benefit of the holders of the shares so called for redemption, then notwithstanding that any certificate for the shares so called for redemption shall not have been surrendered for cancellation, from and after the Series A Redemption Date all shares of Series A Preferred Stock so called for redemption shall no longer be deemed to be outstanding and all rights with respect to such shares shall forthwith cease and terminate, except only the right of the holders thereof to receive from such bank or trust company at any time after the time of such deposit the funds so deposited, without interest.  Any funds so deposited and unclaimed at the end of six years from such Series A Redemption Date shall be released or repaid to the Company, after which the holders of the shares so called for redemption shall look only to the Company for payment thereof.

                    (d)          Anything contained in this paragraph 5 to the contrary notwithstanding, the holders of shares of Series A Preferred Stock called for redemption pursuant to subsection 5(a) shall have the right, exercisable at any time up to the close of business on the day prior to the Series A Redemption Date, to convert all or any part of such shares so called for redemption into shares of Common Stock pursuant to paragraph 4 hereof.  If, and to the extent that any shares of Series A Preferred Stock so called for redemption are converted into shares of Common Stock by the holders thereof prior to the close of business on the day prior to the Series A Redemption Date, the total number of shares of Series A Preferred Stock subject to redemption on such Series A Redemption Date shall be reduced by the number of shares of Series A Preferred Stock so converted.

          6.        Retirement of Shares.  Shares of Series A Preferred Stock which have been issued and have been redeemed, repurchased or reacquired in any manner by the Company shall be retired and shall not be reissued.

          7.        General Provisions

                    (a)          The term “Person” as used herein means any corporation, partnership, trust, organization, association, other entity or individual.

                    (b)          The term “outstanding,” when used with reference to shares of stock, shall mean issued shares, excluding shares held by the Company or a subsidiary.

                    (c)          All accounting terms used herein and not expressly defined herein shall have the meanings given to them in accordance with generally accepted accounting principles.

                    (d)          The headings of the paragraphs, subparagraphs, clauses and subclauses of this Article are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
TIMELINE, INC.

          Pursuant to the Washington Business Corporation Act, Timeline, Inc., a Washington corporation (the “Corporation”), hereby adopts the following Articles of Amendment to its Articles of Incorporation.

1.	The name of the Corporation is Timeline.

2.	The text of the first amendment as adopted is as follows:

The text of paragraph 2.1 of Article 2 of the Articles of Incorporation is amended to read as follows:

          “The total number of shares of capital stock of ail classes which the corporation is authorized to issue is 22,000,000 shares of capital stock, which shall consist of 20,000,000 shares of common stock, $.01 par value, and 2,000,000 shares of preferred stock, $.01 par value.”

Except as modified above, all of the other paragraphs of Article 2, as previously amended, shall remain the same and in full force and effect.

3.	The text of the second amendment as adopted is as follows:

Article 4 of the Articles of Incorporation is amended in its entirety to read as follows:

“ARTICLE 4. ELECTION OF DIRECTORS

          The number of Directors of this corporation shall be determined in the manner provided by the Bylaws and may be increased or decreased from time to time in the manner provided therein, and may be removed only for cause in the manner provided by the Bylaws.

          Prior to the 1995 annual election of Directors, unless a director dies, resigns, or is removed, his or her term of office shall expire at the next annual meeting of shareholders.  At the 1995 annual election of Directors, the Board of Directors shall be divided into three classes (said classes to be as equal in number as may be possible) with the following classes being elected for the terms set forth below:

Classes	Term

Class 1	1 year
Class 2	2 years
Class 3	3 years

          Subsequent to the 1995 annual election of Directors, a Directors term shall be three years, and each Director shall serve for the term for which he or she was elected, or until his or her successor shall have been elected and qualified, or until his or her death, resignation or removal from office; provided, however, that despite the expiration of a Director’s term, a Director shall continue to serve until his or her successor is elected or until there is a decrease in the authorized number of Directors.  Directors need not be shareholders of the corporation or residents of the State of Washington and need not meet any other qualifications.

          Each shareholder entitled to vote at any election for directors shall have the right to vote, in person or by proxy, the number of shares owned by him or her for as many persons as there are directors to be elected and for whose election he or she has a right to vote, but no shareholder shall be entitled to cumulate his or her votes.”

4.	The text of the third amendment as adopted is as follows:

The text of Article 8 of the Articles of Incorporation is amended in its entirety to read as follows

          “A director shall have no liability to the corporation or its shareholders for monetary damages for conduct as a director, except for acts or omissions that involve intentional misconduct by the director, or a knowing violation of law by the director, or for conduct violating RCW 23B.08.310, or for any transaction from which the director will personally receive a benefit in money, property, or services to which the director is not legally entitled.  If the Washington Business Corporation Act is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the full extent permitted by the Washington Business Corporation Act, as so amended.  Any repeal or modification of this Article 11 shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification for or with respect to an act or omission of such director occurring prior to such repeal or modification.”

5.	The text of the fourth amendment as adopted is as follows:

Article 9 of the Articles of Incorporation is amended in its entirety to read as follows:

“ARTICLE 9. INDEMNIFICATION OF DIRECTORS AND OFFICERS

          9.           Right to Indemnification.  Each person who was, or is threatened to be made, a party to, or is otherwise involved in (including, without limitation, as a witness), any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the corporation or, while a director of officer, he or she is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, trustee, officer, employee or agent or in any other capacity while serving as a director, trustee, officer, employee or agent, shall be indemnified and held harmless by the corporation, to the full extent permitted by applicable law as then in effect, against all expense, liability and loss (including attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement) actually and reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, trustee, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in Section 9.2 below with respect to proceedings seeking to enforce rights to indemnification, the corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors of the corporation.  The right to indemnification conferred in this Section 9.1 shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that the payment of such expenses in advance of the final disposition of a proceeding shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section 9.1 or otherwise.

          9.2           Right of Indemnitee to Bring Suit.  If a claim under Section 9.1 above is not paid in full by the corporation within sixty (60) days after a written claim has been received by the corporation, except in the case of a claim for expenses incurred in defending a proceeding in advance of its final disposition, in which case the applicable period shall be twenty (20) days, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, to the extent successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim.  The claimant shall be presumed to be entitled to indemnification under this Article 9 upon submission of a written claim (and, in an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition, where the required undertaking has been tendered to the corporation), and thereafter the corporation shall have the burden of proof to overcome the presumption that the claimant is not so entitled.  Neither the failure of the corporation (including its board of directors, independent legal counsel or its shareholders) to have made a determination prior to the commencement of such action that indemnification of or reimbursement or advancement of expenses to the claimant is proper in the circumstances nor an actual determination by the corporation (including its board of directors, independent legal counsel or its shareholders) that the claimant is not entitled to indemnification or to reimbursement or advancement of expenses shall be a defense to the action or create a presumption that the claimant is not so entitled.

          9.3           Nonexclusivity of Rights.  The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article 9 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Articles of Incorporation, Bylaws, agreement, vote of shareholders or disinterested directors or otherwise.

          9.4           Insurance, Contracts and Funding.  The corporation may maintain insurance, at its expense, to protect itself and any trustee, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Washington Business Corporation Act.  The corporation may, without further shareholder action, enter into contracts with any director or officer of the corporation in furtherance of the provisions of this Article 9 and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in this Article 9.

          9.5          Indemnification of Employees and Agents of the Corporation.  The corporation may, by action of its board of directors from time to time, provide indemnification and pay expenses in advance of the final disposition of a proceeding to employees and agents of the corporation with the same scope and effect as the provisions of this Article 9 with respect to the indemnification and advancement of expenses of directors and officers of the corporation or pursuant to rights granted pursuant to, or provided by, the Washington Business Corporation Act or otherwise.”

          6.       The foregoing amendments were adopted by the Board of Directors as of September ___, 1994.

          7.       The foregoing amendments were duly approved by the shareholders in accordance with the provisions of RCW 23B.10.030 and RCW 23B.10.040.

          DATED this _____ day of _______________, 1994.

TIMELINE, INC.

By:

John Calahan
President

ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION OF

TIMELINE, INC.

          Pursuant to RCW 23B.10.060, Timeline, Inc., a Washington corporation (the “Corporation”), adopts the following Articles of Amendment to its Articles of Incorporation, as amended:

          1.          The name of the corporation is “Timeline, Inc.”

          2.          Article 7 of the Articles of Incorporation is amended in its entirety to read as follows:

“ARTICLE 7. SHAREHOLDER VOTING REQUIREMENT FOR CERTAIN TRANSACTIONS

          “To be adopted by the shareholders, an amendment of the Articles of Incorporation, a plan of merger or share exchange, the sale, lease, exchange or other disposition of all, or substantially all, of the corporation’s assets other than in the usual and regular course of business, or dissolution of the corporation must be approved by the shareholders entitled to vote thereon by a majority of all the votes entitled to be cast.”

          3.          The amendment was adopted by resolution of the Board of Directors of the Corporation on July 15, 2005, and by the shareholders on August 30, 2005 pursuant to RCW 23B.10.030 and 040.

          DATED the 1st day of September, 2005.

TIMELINE, INC.

By:	/s/ Charles R. Osenbaugh

Charles R. Osenbaugh
Chief Executive Officer